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                                  EXHIBIT E
                            BOARD MEETING MINUTES
                                 OF 9/20/95:
                         FORMATION OF TAMPA SUN, INC.






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                        Minutes of Directors Meeting
                                     Of
                           Tampa Bay Corporation

_______________________________________________________________________
     A meeting of the Board of Directors of Tampa Bay Corporation was held on the 20th day of September, 1995 at 10:00 A.M.

     There were present and participating at the meeting, either in person or telephonically, Mr. Randy Howard and Mr. Jeffery Taylor. Mr. Taylor acted as Chairman. The minutes of the last meeting were read and approved.

     The first item of discussion was concerning the election of officers of the Company. It was agreed that Jeffery Taylor be elected as President and Randy Howard be elected as Secretary/Treasurer. Upon motion duly made and seconded with all in favor, it was;

     RESOLVED, that Jeffery Taylor be President and Randy Howard be the Company's Secretary/Treasurer of the Company.

     The next item of discussion related to the appointment of Holladay Stock Transfer to be the Company's transfer agent. It was also agreed that the Company notify the current transfer agent of the change of transfer agents and to send all transfer records to Holladay Transfer. It was also noted that a 90 day written notice of cancellation of service is in the contract, therefor the Company will have two transfer agents until the records are forwarded to Holladay. Upon motion duly made, seconded and unanimously carried with all in favor, it was;

     RESOLVED, that Holladay Stock Transfer located in Phoenix, AZ be appointed to serve as the Company's transfer agent.

     FURTHER RESOLVED,   that the Company provide the current transfer
     agent  with a ninety day written notice of cancellation of service.

     The third item of business to be discussed was concerning the Company doing a Private Placement 504 Memorandum for 4,000,000 at $.05 per share. After thorough discussion and upon motion duly made, seconded and unanimously carried; it was,

     RESOLVED, that the Company execute the issuance of a Private Placement 504 Registration authorizing 4,000,000 shares at $.05 per share.

     The fourth item to be discussed was concerning a business opportunity with Sun Broadcasting Systems, Inc. in Palm Springs, CA. By forming a wholly owned subsidiary, the Company will joint venture with Sun Broadcasting by providing funds to produce CD-ROM programs. Tampa Bay can earn up to 50% of the net profits on the CD-ROM programs it funds. It was agreed that the Company proceed with the joint venture and authorize Randall Howard to act

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and sign the agreement with Sun Broadcasting and attach said agreement to these minutes upon final agreement. After a thorough discussion and upon motion duly made, seconded and unanimously carried, it was;

     RESOLVED, that the Company form a wholly owned subsidiary to Joint Venture with Sun Broadcasting.

     FURTHER RESOLVED, that Randall Howard be given the authority to negotiate the agreement with Sun Broadcasting and the agreement to be attached and be a part of these minutes.

     The next item of business was concerning the acquisition of Desert Health Products, Inc. an Arizona corporation as a wholly owned subsidiary which markets health food supplements and skin related products. The Company can acquire 100% of Desert Health by issuing 1,200,000 shares of its unissued stock. Upon motion duly made, seconded and unanimously carried, it was;

     RESOLVED, that the company acquire 100% of Desert Health Products, Inc. as a wholly owned subsidiary by issuing 1,200,000 shares of its unissued common stock.

     The sixth item of business was concerning the business opportunity of acquiring 80% of Krystal Kleer, Inc., a Delaware corporation, as a subsidiary of the Company. Krystal Kleer presently markets water purifiers. It was agreed that the Company issue 1,100,000 shares of its unissued common shares of stock. Upon motion duly made, seconded and unanimously carried, it was;

     RESOLVED, that the Company acquire 80% of Krystal Kleer, Inc. as a subsidiary of Tampa Bay by issuing 1,100,000 shares of its unissued common shares.

     The next item of business was concerning the issuance of 2,000,000 shares of the Company's unissued common shares to Equity Investors, Inc. Equity Investors has been responsible for the formation of the Company and introducing and finalizing the businesses that are being merged into the Company. After a short discussion and upon motion duly made, seconded and unanimously carried with all in favor, it was;

     RESOLVED, that the Company issue 2,000,000 shares of its unissued common shares to Equity Investors, Inc.

     The last item of business to be discussed was concerning the need for a shareholder meeting. After a thorough discussion, it was agreed that the meeting would be held on October 6, 1995, at 10:00 a.m., at Sun
Broadcasting Systems located at 1000 E. Tahquitz Canyon Way, Palm Springs, CA 92262 with the following agenda be presented to the shareholders:

     a.   Elect the following as directors of the Company:   Bill Brin,
          Larry Olson,  Jeffery Taylor, Randall Howard, and Tina Andreas.
     b. To increase the aggregate number of shares authorized to issue from 50,000,000 shares to 55,000,000 of which 50,000,000 shares shall be $.001 par value Common

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          Stock and 5,000,00 par value $.25 preferred shares.
     c. To authorize the Directors to amend Article Four of the Articles of Incorporation whereas the aggregate number of shares which this Corporation is authorized to issue is 55,000,000 of which 50,000,000 shares shall be $.001 par value Common Stock and 5,000,000 par value $.25 preferred shares.
     d.   To authorize the Directors tocreatet an Employee Stock Option
          Plan.
     e.   To ratify all past actions by the Board of Directors.
     f. To transact such other business that may properly come before the meeting or any adjournment or adjournments thereof.

     After a long and thorough discussion and upon motion duly made, seconded and unanimously carried; it was;

     RESOLVED, that the Shareholders Meeting of the Company will be on October 6, 1995, at the offices of Sun Broadcasting Systems located at 1000 E. Tahquitz Canyon Way, PalmSpringss, CA 92262 at 10:00 a.m. with the following items to be approved by the shareholders:

     a. Elect the following as directors of the Company: Bill Brin, Larry Olson, Jeffrey Taylor, Randall Howard, and Tina Andreas.
     b. To increase the aggregate number of shares authorized to issue from 50,000,000 shares to 55,000,000 of which 50,000,000 shares shall be $.001 par value Common Stock and 5,000,00 par value $.25 preferred shares.
     c. To authorize the Directors to amend Article Four of the Articles of Incorporation whereas the aggregate number of shares which this Corporation is authorized to issue is 55,000,000 of which 50,000,000 shares shall be $.001 par value Common Stock and 5,000,000 par value $.25 preferred shares.
     d.   To authorize the Directors to create an Employee Stock Option
          Plan.
     e.   To ratify all past actions by the Board of Directors.
     f. To transact such other business that may properly come before the meeting or any adjournment or adjournments thereof.

     There being no further business, and upon motion duly made and seconded the meeting was adjourned.


/s/ RANDALL HOWARD
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Randall Howard, Secretary

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